SCHEDULE FOR COMPUTATION OF PERFORMANCE DATA

Total return performance for the Fund will be computed by determining the average annual compounded rates of return that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                  P(1 + T) exponent n = ERV

where:         P = initial payment of $1,000
               T = average annual total return
               n = number of years
             ERV = ending redeemable value of initial payment

The total return performance figures are determined by solving the above formula for "T", applying the SEC Total Return Formula in the Investment Company Act Rel. No. 16245 (May 1, 1988):

               P = $1,000 initial payment
               T = average annual total return
               n = number of years
             ERV = ending redeemable value

                  P(1 + T) exponent n = ERV

The formula given on pages 64 and 65 of the Investment Company Act Rel. No. 16245 (May 1, 1988) is written to solve for Ending Redeemable Value. However, the quantity to be reported is T (Average Annual Total Return).

Because P, n and ERV are known values we will solve for T as follows:

               T = (n/(ERV/P)) - 1

and will report those amounts as the total return.